EXHIBIT 99.1

Exactech Announces $100 Million Long Term Syndicated Credit Facility

GAINESVILLE, Fla. – Feb. 27, 2012 – Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, today announced that it has entered into a $100 million Credit Agreement with a syndicate of banks led by SunTrust Robinson Humphrey that includes BBVA Compass, HSBC, Synovus Bank and Hancock Bank. The facility provides for a $30 million term loan as well as a $70 million revolving credit line.

Exactech Chairman and CEO Bill Petty said, “The new credit facility includes favorable interest rates, pricing, covenants and an extended term. All of the company’s long-term debt instruments outstanding as of December 31, 2011, including the company’s prior credit agreement and accordion facility, commercial construction loan and commercial real estate loan, were repaid and terminated using proceeds from the Credit Agreement.”

Exactech CFO Jody Phillips said, “We are pleased to have significantly expanded and extended our debt facilities. While our previous credit facility did not expire until June 2013, we decided to improve our credit facility now to solidify our financing for the next five years and position the company to take advantage of growth opportunities. The Credit Agreement expands the company’s credit facility capacity from $55 million to $100 million and extends the maturity from 2013 until February 2017. This five year facility ensures adequate capacity for Exactech to continue its high level of growth.”

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Visit http://www.exac.com for additional information about Exactech. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable investor information is available at http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual

EXACTECH INC.

results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

EXACTECH INC.